Exhibit 21

SUBSIDIARIES OF REAL INDUSTRY, INC.

Name	Jurisdiction of Organization
Cosmedicine, LLC	Delaware
Real Alloy Intermediate Holding, LLC	Delaware
SGGH, LLC	Delaware